Exhibit 99.3

ZipRecruiter Acquires People-Powered Job Comparison Site Breakroom

ZipRecruiter to bring the innovative employer review platform to the United States, empowering job seekers with authentic and comparable insights

SANTA MONICA, Calif. (August 7, 2024) – ZipRecruiter®, a leading online employment marketplace, today announced that it has acquired Breakroom, a UK-based employer review platform focused on frontline industries such as retail and hospitality. In line with its mission to actively connect job seekers with their next great opportunity, ZipRecruiter plans to launch Breakroom in the United States to empower workers with the job insights they need to apply with confidence. Breakroom will continue to operate as an independent brand.

Breakroom collects data from frontline workers on pay, hours, flexibility, work conditions, culture, and more to provide community-powered ratings for jobs. These ratings give an authentic and transparent view of what it’s like to work for different employers, which, in turn, helps job seekers apply for the right jobs for their individual needs.

“While traditional employer review sites have predominantly become places where workers go to voice their job dissatisfaction, Breakroom collects insights about what the day-to-day is like working for different companies,” said Ian Siegel, Founder & CEO of ZipRecruiter. “Breakroom’s ratings give job seekers a clear picture of what it’s really like to work for an employer, setting better expectations than a traditional job description. We know that when job seekers better understand the roles they’re applying for, it leads to better outcomes for both sides of our marketplace.”

Since its launch in 2020, Breakroom has built a platform that resonates with the rising digitally native workforce in an authentic way and features hundreds of thousands of reviews. These reviews also allow Breakroom to provide employers with highly actionable insights, including recommendations for how to improve their ratings, jobs, and ultimately, retention. Breakroom also supports employers in their efforts to create good jobs by providing employer branding and insights, recruitment marketing tools, and quality candidate sourcing.

“ZipRecruiter and Breakroom share a common mission to connect the right job seekers to the right employers. We believe everyone deserves a good job, and that all jobs have the potential to be good ones when both job seekers and employers are armed with objective and actionable information. We’re looking forward to teaming with ZipRecruiter to scale our platform so we can bring this powerful tool—and ultimately great employment matches—to even more job seekers and employers,” said Anna Maybank, Founder & CEO, Breakroom.

For more information, visit www.breakroom.cc.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding Breakroom’s independent operation and ZipRecruiter’s plans to launch it in the United States. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements, including our ability to attract and retain employers and job seekers; our ability to compete with well-established competitors and new entrants; our ability to achieve and/or maintain profitability; our ability to maintain, protect and enhance our brand and intellectual property; our dependence on macroeconomic factors; our ability to maintain and improve the quality of our platform; our dependence on the interoperability of our platform with mobile operating systems that we do not control; our ability to successfully implement our business plan during a global economic downturn that may impact the demand for our services or have a material adverse impact on our and our business partners’ financial condition and results of operations; our ability and the ability of third parties to protect our users’ personal or other data from a security breach and to comply with laws and regulations relating to consumer data privacy and data protection; our ability to detect errors, defects or disruptions in our platform; our ability to comply with the terms of underlying licenses of open source software components on our platform; our ability to expand into markets outside the United States; our ability to achieve desired operating margins; our compliance with a wide variety of U.S. and international laws and regulations; our reliance on Amazon Web Services; our ability to mitigate payment and fraud risks; our dependence on our senior management and our ability to attract and retain new talent; and the other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended June 30, 2024 that we will file with the U.S. Securities and Exchange Commission. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. ZipRecruiter does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

About ZipRecruiter
ZipRecruiter® (NYSE:ZIP) is a leading online employment marketplace that actively connects people to their next great opportunity. ZipRecruiter’s powerful matching technology improves the job search experience for job seekers and helps businesses of all sizes find and hire the right candidates quickly. ZipRecruiter has been the #1 rated job search app on iOS & Android for the past seven years1 and is rated the #1 employment job site by G2.2 For more information, visit
www.ziprecruiter.com.

1 Based on job seeker app ratings, during the period of January 2017 to January 2024 from AppFollow for ZipRecruiter, CareerBuilder, Glassdoor, Indeed, LinkedIn, and Monster.
2 Based on G2 satisfaction ratings as of December 18, 2023.

About Breakroom
Breakroom is an employer review and job marketplace platform. Featuring reviews for thousands of UK employers, Breakroom’s proprietary data on pay, hours, flexibility and culture are sourced straight from job seekers to help candidates learn about and apply to the right roles and employers. With a focus on frontline workers, employers can use their enhanced profiles to showcase what it’s really like to work for the company and attract more engaged candidates. For more information, visit www.breakroom.cc.

Contact
ZipRecruiter
Claire Walsh, Press Relations
press@ziprecruiter.com